UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2024

(Exact name of registrant as specified in its charter)

Delaware	001-13695	16-1213679
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5790 Widewaters Parkway, DeWitt, New York	13214
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (315) 445-2282

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value per share	CBU	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                                                                                                ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On November 7, 2024, Joseph E. Sutaris notified Community Financial System, Inc. (the “Company”) of his intention to retire, effective in or around the third quarter of 2025, from his position as the Executive Vice President (“EVP”) and Chief Financial Officer of the Company and its wholly-owned banking subsidiary, Community Bank, N.A. (the “Bank”). Mr. Sutaris has served as the Company’s and the Bank’s EVP and Chief Financial Officer since June 2018 and, prior to that time, served in various capacities since joining the Company and the Bank in 2011, including as the Bank’s Senior Vice President, Financing and Accounting, Director of Municipal Banking, and as the Senior Vice President of the Bank’s Central Region. Mr. Sutaris has been an instrumental part of the Company’s growth and success and the Company extends its gratitude to Mr. Sutaris for his many years of service and contributions to the Company. Mr. Sutaris’ decision to retire is for personal reasons and is not the result of any disagreement with the Company or its independent registered public accountants on any matter relating to the Company’s financial statements, operations, policies, or practices.

The Company intends to initiate a process to identify a successor and it is expected that Mr. Sutaris will continue to serve in his current role until a successor is appointed and will remain with the Company through a subsequent transition period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Community Financial System, Inc.

By:	/s/ Michael N. Abdo
Name:	Michael N. Abdo
Title:	Executive Vice President and General Counsel

Dated: November 12, 2024